Document4  10/27/98

                                        Exhibit 5

                              October 29, 1998


MascoTech, Inc.
21001 Van Born Road
Taylor, Michigan  48180

RE:  MASCOTECH, INC.
     REGISTRATION STATEMENT ON FORM S-3

Dear Sirs:

     I am acting as your counsel in connection with the Registration Statement on Form S-3 under the Securities Act of 1933 registering an aggregate of 1,006,974 shares of Common Stock, $1.00 par value (the "Shares"), of MascoTech, Inc., a Delaware corporation (the "Company").

     In furnishing this opinion, I, or attorneys under my supervision upon whom I am relying, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records, as I have deemed necessary or appropriate in connection with this opinion.

     Based upon the foregoing, I am of the opinion that:

          (1) the Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware; and

          (2)   the  Shares  have been duly  authorized  and
     issued and, when sold in accordance with the procedures
     described  in  the  Registration  Statement,  will   be
     legally issued, fully paid and nonassessable.

     I  hereby  consent  to the filing of  this  opinion  as
Exhibit 5 to the Company's Registration Statement on Form S-3.

                              Very truly yours,

                              /s/David B. Liner
                              David B. Liner
                              Vice President and
                              General Counsel